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                                                                    EXHIBIT 99.1

     NATURAL RESOURCE PARTNERS L.P. DECLARES INITIAL QUARTERLY DISTRIBUTION
                AND NAMES ROBERT T. BLAKELY TO BOARD OF DIRECTORS


HOUSTON, Jan. 22 /PRNewswire-FirstCall/ -- The Board of Directors of GP Natural Resource Partners LLC, general partner of Natural Resource Partners L.P. (NYSE:
NRP), declared an initial prorated cash distribution of $0.4234 per unit payable on February 14, 2003 to both common and subordinated unitholders of record on February 3, 2003.

This distribution is equivalent to a full quarter minimum distribution of $0.5125 prorated for the period from October 17, 2002, the date of closing of the initial public offering of common units, through December 31, 2002, the end of the quarter. This distribution equates to an annualized distribution of $2.05 per unit.

Natural Resource Partners L.P. also announced today that Robert T. Blakely has been elected to the Board of Directors of GP Natural Resource Partners LLC, the general partner of Natural Resource Partners.

Mr. Blakely is President of Performance Enhancement Group and previously served as Executive Vice President and Chief Financial Officer for Lyondell Chemical, as Executive Vice President and Chief Financial Officer for Tenneco, Inc. and as a Managing Director at Morgan Stanley. He recently completed a four year term on the Financial Accounting Standards Advisory Council and currently serves as a trustee of Cornell University where he serves as Chairman of Cornell's Finance Committee and as a member of the Executive Committee of the Board.

Corbin J. Robertson, Jr. chairman and chief executive officer said, "We are very pleased to have Bob Blakely join our board. His extensive financial and business experience including several major acquisitions and divestitures will significantly benefit Natural Resource Partners as we continue to grow the partnership."

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States:
Appalachia, the Illinois Basin and the Powder River Basin. For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com . Further information about NRP is available on the partnership's website at http://www.nrplp.com .

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. Such statements are those concerning the annualized distribution. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners' Securities and Exchange Commission filings. SOURCE Natural Resource Partners L.P.

CONTACT: Kathy Hager of Natural Resource Partners L.P., +1-713-751-7555, or khager@nrplp.com